Exhibit 99.4

HAYMAKER PROPERTIES, L.P.

CONDENSED BALANCE SHEETS (UNAUDITED)

	March 31, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$2,382,062	$1,979,304
Accounts receivable
Oil, natural gas and natural gas liquids receivables	5,022,893	5,668,982
Other	99,886	75,525
Receivables from affiliates	31,875	112,567
Prepaid expenses	97,498	60,096
Short-term derivative asset	93,561	202,070
Total current assets	7,727,775	8,098,544

Property and equipment, net
Oil and natural gas properties, full cost method
Proved properties	64,242,107	63,040,178
Unevaluated properties	21,385,220	23,417,587
Total oil and natural gas properties, at cost	85,627,327	86,457,765
Accumulated depletion and impairment	(23,493,616)	(21,651,958)
Total oil and natural gas properties, net	62,133,711	64,805,807

Noncurrent assets
Long-term derivative asset	188,949	191,475
Deferred loan costs, net	331,729	361,000
Total noncurrent assets	520,678	552,475
Total assets	$70,382,164	$73,456,826

Liabilities and partners’ capital
Current liabilities
Accounts payable	$1,617,329	$1,462,586
Current taxes payable	—	747,833
Other accrued expenses	97,673	529,065
Accrued interest	6,677	6,147
Total current liabilities	1,721,679	2,745,631

Noncurrent liabilities
Debt	20,349,082	20,349,082
Total noncurrent liabilities	20,349,082	20,349,082
Total liabilities	22,070,761	23,094,713

Commitments and contingencies (Note 8)
Partners’ capital
Limited partners	48,311,403	50,362,113
General partner	—	—
Total liabilities and partners’ capital	$70,382,164	$73,456,826

The accompanying notes are an integral part of these condensed financial statements.

HAYMAKER PROPERTIES, L.P.

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Months Ended March 31,
	2018	2017
Revenues
Crude oil and condensate sales	$1,329,913	$1,372,064
Natural gas sales	4,879,281	4,975,202
Natural gas liquids sales and other	621,673	422,677
Income from lease bonus	114,511	34,890
Total revenues	6,945,378	6,804,833

Costs and expenses
Production, ad valorem and withholding taxes	368,835	341,705
Production expense	930,775	615,118
Depletion, depreciation and amortization	1,882,096	1,957,238
General and administrative expenses	620,025	2,902,638
Gain on sale of assets	—	(67,245,697)
Total costs and expenses	3,801,731	(61,428,998)
Income on operations	3,143,647	68,233,831

Other income (expense)
Gain on derivatives	78,380	1,228,982
Interest expense	(272,737)	(229,705)
Interest income	—	1,918
Total other income (expense)	(194,357)	1,001,195
Net income	$2,949,290	$69,235,026

HAYMAKER PROPERTIES, L.P.

CONDENSED STATEMENT OF PARTNERS’ CAPITAL (UNAUDITED)

	For the Three Months Ended March 31, 2018
	Limted Partners	General Partner
Balance at December 31, 2017	$50,362,113	$—
Distributions	(5,000,000)	—
Net income	2,949,290	—
Balance at March 31, 2018	$48,311,403	$—

The accompanying notes are an integral part of these condensed financial statements.

HAYMAKER PROPERTIES, L.P.

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Three Months Ended March 31,
	2018	2017
Cash flows from operating activities:
Net income	$2,949,290	$69,235,026
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depletion, depreciation and amortization	1,882,096	1,957,238
Gain on sale of assets	—	(67,245,697)
Amortization of deferred loan costs	29,271	29,270
Equity-based compensation	—	589,608
Mark-to-market commodity derivative contracts
Gain on derivatives	(78,380)	(1,228,982)
Net cash received (payments) from settlements of commodity derivative contracts	165,054	(401,312)
Change in operating assets and liabilities
Accounts receivable	646,089	1,124,676
Receivable from affiliate	80,692	46,515
Accounts payable and accrued expenses	(1,023,952)	1,291,136
Prepaid expenses	(37,402)	(3,056)
Net cash provided by operating activities	4,612,758	5,394,422

Cash flows from investing activities:
Champ Acquisition	—	(8,070)
Divestiture of oil and natural gas properties	790,000	100,626,253
Net cash provided by investing activities	790,000	100,618,183

Cash flows from financing activities
Distributions	(5,000,000)	(102,832,097)
Net cash used in financing activities	(5,000,000)	(102,832,097)
Net increase in cash and cash equivalents	402,758	3,180,508
Cash and cash equivalents at the beginning of the period	1,979,304	3,452,547
Cash and cash equivalents at the end of the period	$2,382,062	$6,633,055
Supplemental disclosure of cash flow information:
Cash paid for interest	$242,936	$200,435
Cash paid for taxes	$747,833	$—

The accompanying notes are an integral part of these condensed financial statements.

HAYMAKER PROPERTIES, L.P.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

For the Three Months Ended March 31, 2018 and 2017

1.              Organization and Basis of Presentation

Organization

Haymaker Properties, L.P., (the “Partnership”), was formed on December 2, 2015 as a Delaware limited partnership by Haymaker Management Company, LLC (“Management”) and affiliates of Kohlberg Kravis Roberts & Co. L.P. The Partnership was created to acquire and maintain a diversified mix of oil and natural gas mineral and royalty interests in many of North America’s leading resource plays. The Partnership is 100% owned by Haymaker Resources, LP (“Haymaker Resources”). Haymaker Resources is owned 99% by Haymaker Resources GP, LLC (the “General Partner”) and 1% owned by Management. The Partnership’s headquarters are located in Houston, Texas.

The Partnership has a contractual right to receive a fixed percentage of the oil and gas production coming from any acreage in which we own a mineral or royalty interest. The Partnership does not own or invest in any working interests or net profit interests which allows for the receipt of royalty revenues without having to pay any of the associated operating or capital costs related to the resource development.

On January 28, 2016, the Partnership entered into a master services agreement with Haymaker Services, LLC (the “Manager”) to provide portfolio management and administrative services.

Basis of Presentation

These unaudited interim condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. The year-end balance sheet data was derived from audited financial statements but does not include disclosures required by GAAP for annual periods. The information furnished herein reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of financial position and results of operations for the respective interim periods.

Our financial results for the three months ended March 31, 2018 are not necessarily indicative of the results that may be expected for the year ending December 31, 2018. These unaudited financial statements should be read in conjunction with our audited annual financial statements as of and for the year ended December 31, 2017 and notes thereto.

2.              Summary of Significant Accounting Policies

Significant accounting policies are described in Note 2 in the Partnership’s audited annual financial statements as of and for the year ended December 31, 2017. There have been no changes in such policies or the application of such policies since December 31, 2017, other than the recently adopted accounting pronouncement described below.

Recently Adopted Accounting Pronouncement

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows — Restricted Cash. This update affects entities that have restricted cash or restricted cash equivalents. The guidance will be effective for the Partnership for fiscal years and interim periods beginning after December 15, 2017, and is required to be adopted using a retrospective approach, with early adoption permitted. The Partnership adopted ASU 2016-18 effective January 1, 2018. Adoption of this standard did not have an impact on the Partnership’s financial statements or disclosures. As of March 31, 2018 and December 31, 2017, the Partnership had no restricted cash.

HAYMAKER PROPERTIES, L.P.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED) — Continued

For the Three Months Ended March 31, 2018 and 2017

In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments, which addresses eight specific cash flow issues, including presentation of debt prepayment or debt extinguishment costs, with the objective of reducing the existing diversity in practice. The guidance will be effective for the Partnership for fiscal years and interim periods beginning after December 15, 2017. Early adoption is permitted. Entities that elect early adoption must adopt all of the amendments in the same period. The Partnership adopted this standard effective January 1, 2018. Adoption of this standard did not have a material impact on the Partnership’s financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The guidance requires entities to recognize revenue using the following five step model: identify the contract with a customer, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract, and recognized revenue as the entity satisfies each performance obligation. Adoption of this standard could result in retrospective application, either in the form of recasting all prior periods presented or a cumulative adjustment to equity in the period of adoption. The guidance is effective for annual and interim periods beginning after December 15, 2017.

On January 1, 2018 the Partnership adopted ASU 2014-09 using the modified retrospective method. The Partnership completed its review of a representative sample of revenue contracts covering its material revenue streams and determined that there is no impact to its financial statements, results of operations or liquidity. When comparing the Partnership’s historical revenue recognition to the newly applied revenue recognition under ASC 606, there was no change to the amount or timing of revenue recognized. Therefore, no quantitative adjustment was required to be made to the prior periods presented in the unaudited financial statements after the adoption of ASC 606.

Accounting Policy — Revenue from Contracts with Customers

Royalty income represents the right to receive revenues from oil, natural gas and natural gas liquids sales obtained from the operator of the wells in which the Partnership owns a royalty interest. The Partnership’s oil, natural gas and natural gas liquids sales contracts are generally structured whereby the producer of the properties sells the Partnership’s proportionate share of oil, natural gas and natural gas liquids production to a purchaser and the Partnership records revenue based on its proportionate interest when control transfers from the operator to the purchaser.  The Partnership’s royalty income pricing provisions are tied to a market index.

Revenues from mineral and royalty interests in properties are recorded under the cash receipts approach as directly received from the operator’s statement accompanying the revenue check. Since revenue checks are generally received one to four months after the production month, the Partnership estimates and accrues for revenue earned but not received by estimated production volumes and product prices.  The difference between the Partnership’s estimates and the actual amounts received for oil and natural gas sales is recorded in the month that payment is received from the operator. The Partnership’s royalty interests represent the right to receive royalty income from the producer once production and delivery has occurred, at which point payment is unconditional. Accordingly, the Partnership’s royalty income contracts do not give rise to contract assets or liabilities and there are no remaining performance obligations.

The Partnership also earns revenue from mineral lease bonuses. The Partnership generates lease bonus revenue by leasing its mineral interests to exploration and production companies. A lease agreement represents the Partnership’s contract with a customer and generally transfers the rights to any oil or natural gas discovered, grants the Partnership a right to a specified royalty interest, and requires that drilling and completion operations commence within a specified time period. Control is transferred to the lessee and the Partnership has satisfied its performance obligation when the lease agreement is executed, such that revenue is recognized when the lease bonus payment is received. At the time the Partnership executes the lease agreement, the Partnership expects to receive the lease bonus payment within a reasonable time, though in no case more than one year, such that the

HAYMAKER PROPERTIES, L.P.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED) — Continued

For the Three Months Ended March 31, 2018 and 2017

Partnership has not adjusted the expected amount of consideration for the effects of any significant financing component per the practical expedient provision in ASC 606.

3.              Divestitures

In January 2018, the Partnership disposed of certain assets in Texas for approximately $0.2 million, subject to customary post-closing adjustments.  The divestiture was reflected as a reduction to the full cost pool, as such, no gain or loss on sales of oil and natural gas properties was recognized.

In February 2018, the Partnership disposed of certain assets in Oklahoma for approximately $0.6 million, subject to customary post-closing adjustments. The divestiture was reflected as a reduction to the full cost pool, as such, no gain or loss on sales of oil and natural gas properties was recognized.

In February and March 2017, the Partnership disposed of certain assets in the Appalachian basin for approximately $61.1 million, subject to customary post-closing adjustments. As of March 31, 2018, the Partnership has paid $0.5 million related to post-closing adjustments. The divestiture resulted in a gain of approximately $29.0 million. Total oil and natural gas properties decreased by $31.6 million, of which, $3.9 million was related to proved properties and $27.7 million was related to unevaluated properties.

In February 2017, the Partnership disposed of certain assets in the Delaware basin for approximately $39.7 million, subject to customary post-closing adjustments. As of March 31, 2018, the Partnership has paid $0.1 million related to post-closing adjustments. The divestiture resulted in a gain of approximately $37.6 million. Total oil and natural gas properties decreased by $2.0 million, all of which was related to proved properties. In April 2017, the Partnership disposed of certain assets in the Delaware basin for approximately $17.1 million, subject to customary post-closing adjustments. The divestiture resulted in a gain of approximately $17.0 million. Total oil and natural gas properties decreased by $0.1 million, all of which was related to proved properties.

4.              Related Party Transactions

The Partnership utilizes the Manager to process all shared general and administrative costs on its behalf and then allocate to the Partnership a percentage representative of costs that directly benefited the Partnership. Such allocated costs are reported in the Partnership’s Statements of Operations as part of general and administrative expenses.

The Partnership generally provides funds to Manager in advance based on an estimate of allocated expenses. As a result of these transactions, the net amount receivable from or payable to Manager is reported in the Partnership’s Balance Sheets as Receivables from affiliates or Payables to affiliates. At March 31, 2018 and December 31, 2017, the net amount due from the Manager was approximately $32,000 and $0.1 million, respectively.

5.              Derivative Contracts

The Partnership enters into crude oil and natural gas swap contracts as part of its strategy to economically hedge against changes in crude oil and natural gas prices and to achieve more predictable cash flows in an environment of volatile oil and gas prices. While the use of these commodity derivative instruments limits the downside risk of adverse price movements, such use may also limit the Partnership’s ability to benefit from favorable price movements. The Partnership may, from time to time, add incremental derivatives to hedge additional production, restructure existing derivative contracts or enter into new transactions to modify the terms of current contracts in order to realize the current value of the Partnership’s existing positions.

The fair value of open swaps reported in the Balance Sheets may differ from that which would be realized in the event the Partnership terminated its position in the contract. Risks may arise as a result of the failure of the counterparty to the swap contract to comply with the terms of the swap contract. The loss incurred by the failure

HAYMAKER PROPERTIES, L.P.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED) — Continued

For the Three Months Ended March 31, 2018 and 2017

of a counterparty is generally limited to the aggregate of the unrealized gain/loss on the swap contracts in an unrealized gain position as well as any collateral posted with the counterparty. Therefore, the Partnership considers the creditworthiness of each counterparty to a swap contract in evaluating potential credit risk. A derivative counterparty of the Partnership is also a lender in the Partnership’s credit facility agreement. Additionally, risks may arise from unanticipated movements in the fair value of the underlying commodities.

Volume of Derivative Activities

At March 31, 2018, the volume of the Partnership’s derivative activities based on their notional amounts are as follows:

Period	Type of Contract	Volume	Weighted Average Strike Price ($)
April — December 2018	Crude Swaps	82,500 (BBls)	63.10
	Gas Swaps	2,999,200 (MMBtu)	2.88
January — December 2019	Gas Swaps	1,006,500 (MMBtu)	2.99

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following tables summarize the location and amounts of the Partnership’s assets and liabilities measured at fair value on a recurring basis as presented in the Balance Sheets as of March 31, 2018 and December 31, 2017. Balances are presented on a gross basis, prior to the application of the impact of counterparty and collateral netting. No collateral was posted at March 31, 2018 or December 31, 2017. Total derivative assets and liabilities are adjusted on an aggregate basis to take in to consideration the effects of master netting arrangements. All items included in the tables below are Level 2 inputs within the fair value hierarchy:

As of March 31, 2018

	Measurement Inputs	Gross Fair Value	Effect of Counterparty Netting	Net Carrying Value on Balance Sheet
Derivative assets
Derivative assets (current)	Level 2	$215,076	(121,515)	$93,561
Derivative assets (noncurrent)	Level 2	188,949	—	188,949
Derivative liabilities
Derivative liabilities (current)	Level 2	(121,515)	121,515	—
Derivative liabilities (noncurrent)	Level 2	—	—	—
Total		$282,510	$—	$282,510

As of December 31, 2017

	Measurement Inputs	Gross Fair Value	Effect of Counterparty Netting	Net Carrying Value on Balance Sheet
Derivative assets
Derivative assets (current)	Level 2	$230,727	$(28,657)	$202,070
Derivative assets (noncurrent)	Level 2	199,493	(8,018)	191,475
Derivative liabilities
Derivative liabilities (current)	Level 2	(28,657)	28,657	—
Derivative liabilities (noncurrent)	Level 2	(8,018)	8,018	—
Total		$393,545	$—	$393,545

The fair value of the Partnership’s derivative assets and liabilities is based on a third-party valuation that uses market data obtained from third-party sources, including quoted forward prices for oil and gas, discount rates and volatility factors. The fair value is also compared to the values provided by the counterparty for

HAYMAKER PROPERTIES, L.P.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED) — Continued

For the Three Months Ended March 31, 2018 and 2017

reasonableness and are adjusted for the counterparties’ credit quality for derivative assets and the Partnership’s credit quality for derivative liabilities. To date, adjustments for credit quality have not had a material impact on the fair values.

The derivative asset and liability fair values reported in the Balance Sheets are as of a particular point in time and subsequently change as these estimates are revised to reflect actual results, changes in market conditions and other factors. The Partnership typically has numerous hedge positions that span several time periods and often result in both derivative assets and liabilities with the same counterparty, which positions are all offset to a single current and a single noncurrent derivative asset or liability in the Balance Sheets. The Partnership nets the fair values of its derivative assets and liabilities associated with derivative instruments executed with the same counterparty pursuant to ISDA master agreements, which provide for net settlement over the term of the contract and in the event of default or termination of the contract.

Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

The Partnership applies the provisions of the fair value measurement standard on a non-recurring basis to its non-financial assets and liabilities. These assets and liabilities are not measured at fair value on a recurring basis, but are subject to fair value adjustments when facts and circumstances arise that indicate a need for measurement.

Fair Value of Other Financial Instruments

The Partnership’s other financial instruments consist of cash, receivables and payables which are classified as Level 1 under the fair value hierarchy and long-term debt, which is classified as Level 2 under the fair value hierarchy. The carrying amounts of cash, receivables, and payables approximate fair value due to the highly liquid or short-term nature of these instruments. The fair value of the long-term debt approximates its carrying value as the interest rates are variable and reflective of market rates.

6.              Debt

In February 2017, as a result of the 2017 divestitures, the Partnership’s borrowing base was reduced from $36.0 million to $33.0 million. In November 2017, the Partnership’s borrowing base was reaffirmed at $36.0 million. At March 31, 2018 and December 31, 2017, the borrowing base and principal balance outstanding $36.0 million and $20.3 million, respectively.

At March 31, 2018 and December 31, 2017, the interest rate elected for the loan was 4.19% and 3.88% based on LIBOR plus the applicable margin, respectively.

All borrowings are collateralized by substantially all of the assets of the Partnership and are subject to certain nonfinancial and financial covenants. At March 31, 2018 and at December 31, 2017, the most restrictive financial covenants require the Partnership to maintain a current ratio greater than 1.0:1.0 and a ratio of total debt to EBITDAX less than 4.0:1.0. At March 31, 2018 and December 31, 2017, the Partnership was in compliance with all covenants.

7.              Partners’ Capital

Under the terms of the Partnership’s Limited Partnership Agreement (“LP Agreement”), profits and losses shall be allocated in proportion to the capital contributions of the partners of the Partnership. The Partnership may make distributions of available cash at the times and amounts determined by the General Partner and allocated among the partners of the Partnership in the same proportion as their capital account balances. Pursuant to the Partnership’s LP Agreement, the Limited Partner does not have any liability for the obligations and liabilities of the Partnership.

For the three months ended March 31, 2018 and 2017, the Partnership distributed $5.0 million and $102.8 million of available cash in accordance with the Partnership’s LP Agreement, respectively.

HAYMAKER PROPERTIES, L.P.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED) — Continued

For the Three Months Ended March 31, 2018 and 2017

8.              Commitments and Contingencies

The Partnership could be subject to various possible loss contingencies which arise primarily from interpretation of federal and state laws and regulations affecting the natural gas and crude oil industry. Such contingencies include differing interpretations as to the prices at which natural gas and crude oil sales may be made, the prices at which royalty owners may be paid for production from their leases, environmental issues and other matters. Management believes it has complied with the various laws and regulations, administrative rulings and interpretations.

The Partnership is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such disputes or legal actions will have a material adverse effect on the Partnership’s condensed financial statements, and no amounts have been accrued at March 31, 2018 or December 31, 2017, respectively.

9.              Equity-based compensation

Pursuant to the Series B Interest Award Agreement dated January 28, 2016 (“Grant date”), Haymaker Resources granted Series B interests to key employees. The compensation cost associated with the Series B interests is reflected on the Partnership’s Statements of Operations as services are provided. The Series B interests are profits interests in the Partnership that vest ratably over one year and qualify for distributions in accordance with the waterfall calculation defined per the Partnership Agreement.

Series B interests are accounted for as equity-based compensation under ASC 718. The Partnership utilized the Backsolve method within the Option Pricing Model (“OPM”) framework to determine the grant date fair value of these awards. The Partnership utilizes the estimated weighted average of the Partnership’s expected fund life dependent on various exit scenarios to estimate the expected term of the awards. Expected volatility is based on the volatility of historical stock prices of the Partnership’s peer group. The risk-free rates are based on the yields of U.S. Treasury instruments with comparable terms.

Compensation cost related to the Series B interests is based on the fair value as of the Grant date of the award and is recognized ratably over the one-year requisite service period. Series B interests are issued to employees in return for services provided. Additionally, Series B interests do not settle upon distribution and continue to retain profits in future distributions of the Partnership. The non-cash equity-based compensation expense expected to be recognized as of the grant date is $7.1 million. For the three months ended March 31, 2017, $0.6 million was recognized as non-cash equity-based compensation expense in the Partnership’s Statements of Operations with an offset to partners’ capital. There was no non-cash equity-based compensation expense recognized in the Partnership’s Statements of Operations for the three months ended March 31, 2018.

The following table summarizes the Series B activity:

Series B Equity-based Compensation Awards
Outstandng as of December 31, 2017	100
Granted	—
Forfeited	—
Outstanding as of March 31, 2018	100

10.       Subsequent Events

Divestitures

In April 2018, the Partnership disposed of certain assets in West Virginia for approximately $1.1 million, subject to customary post-closing adjustments.

HAYMAKER PROPERTIES, L.P.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED) — Continued

For the Three Months Ended March 31, 2018 and 2017

On May 28, 2018, the Partnership and certain affiliates entered into a definitive agreement with Kimbell Royalty Partners, LP (“Kimbell”) for Kimbell to acquire all of the equity interests of the Partnership for $126 million in cash and 6 million common units representing limited partner interests in Kimbell.

In June 2018, the Partnership entered into an agreement with an unaffiliated third party to divest certain assets in West Virginia. The transaction is expected to close in July 2018, subject to customary closing adjustments and conditions.

Debt. In May 2018, the Partnership’s borrowing base was reaffirmed at $36.0 million.

The Partnership has evaluated subsequent events through July 11, 2018, the date these condensed financial statements were available to be issued, and has concluded that no other events need to be reported in relation to this period.